EXHIBIT 99


                        PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OH 45750
                                                          www.peoplesbancorp.com

NEWS RELEASE


FOR IMMEDIATE RELEASE
November 22, 2004

Contacts:  Mark F. Bradley
           President and Chief Operating Officer
           (740) 373-3155

           John G. Hock
           Senior Vice President, Commercial Lending
           (740) 653-4995


                   PEOPLES BANK TO OPEN LOAN PRODUCTION OFFICE
                              IN WESTERVILLE, OHIO
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         MARIETTA, Ohio - Peoples Bank, a subsidiary of Peoples Bancorp Inc.
(Nasdaq:PEBO), plans to establish a loan production office in Westerville, Ohio.
         The new office will focus primarily on serving the commercial credit needs of clients in the greater Columbus area. Neal S. Clark has joined Peoples Bank as Vice President, Commercial Lending, and will manage the office at 515 Executive Campus Drive in Westerville.
         "Expansion into central Ohio has been one of our strategies," said Mark
F. Bradley, Peoples Bank's President and Chief Operating Officer. "Westerville and surrounding areas are economically vibrant, and we think our offices in central Ohio are good sources of future growth."
         In addition to the Westerville office, Peoples Bank has central Ohio loan production offices in Newark and Delaware. Full-service offices also exist in Lancaster and Baltimore.
         "We believe loan production offices are an efficient way to enter new markets," continued Bradley. "We are excited about the potential of the Westerville market due to Neal's track record of growing loans and servicing clients. In the long-term, we expect to have opportunities in those markets to expand to more full-service offerings of financial services."
         Neal Clark joins Peoples Bank with over 15 years of financial services experience in central Ohio, with the last 10 years dedicated to business banking. Clark is a graduate of Miami University (Ohio) and earned an MBA from The Ohio State University. He is on the Loan Review Committee for the Community Capital Development Corporation and is a director of The Entrepreneurial Institute. Clark and his family live in Lewis Center, Ohio, and are active in Olentangy youth sports.
         The Westerville office is expected to open on or around January 1, 2005. Clark can be reached by calling 614-519-2940 or via e-mail at nclark@pebo.com.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.8 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 51 locations and 33 ATMs in Ohio, West Virginia, and Kentucky. Peoples Bancorp's financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples Bancorp's common shares are traded on the NASDAQ national market under the symbol "PEBO" and Peoples Bancorp is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

                                 END OF RELEASE